Exhibit 99.1

Contact:	Gary Wehrle	Pacific Crest Capital, Inc.

Chief Executive Officer

30343 Canwood Street

	818-865-3300	Agoura Hills, CA 91301

NEWS

PACIFIC CREST CAPITAL, INC. ANNOUNCES INTENT TO ISSUE $10.0 MILLION OF TRUST PREFERRED SECURITIES IN A PRIVATE PLACEMENT AND RETIRE $10.0 MILLION OF 9.375% TRUST PREFERRED SECURITIES

Agoura Hills, California, July 29, 2003...Pacific Crest Capital, Inc. (NASDAQ NM-PCCI) today announced that it intends to issue $10.0 million of Trust Preferred Securities in a private placement offering, which the Company expects to close during the third quarter of 2003.

The Company intends to use the proceeds from this offering to redeem the remaining $10.0 million of its 9.375% Trust Preferred Securities in order to reduce future interest expense. The retirement of the 9.375% Trust Preferred Securities is contingent upon the issuance of the new Trust Preferred Securities.  While the Company believes that it will be able to close this new Trust Preferred Securities financing, there can be no assurance that the Company will be successful in its execution of this transaction.  The completion of this private placement offering is subject to a combination of factors, including possible regulatory changes in the capital treatment of trust preferred securities, changes in market interest rates, and changes in the supply and demand for these securities in the market.

In connection with the redemption of its 9.375% Trust Preferred Securities, the Company will incur an estimated pre-tax expense of $493,000, or $286,000 after tax, in order to write off the remaining deferred issuance costs related to these securities.  The impact of this non-recurring expense on the Company’s diluted earnings per share is estimated at $0.05 per share.

The Company also reported that during June and July of 2003, the Company entered into future fixed rate, long-term borrowing contracts totaling $70.0 million with the Federal Home Loan Bank of San Francisco (“FHLB”).  The Company matched the funding dates of these future borrowings with the maturity dates of $70.0 million in existing fixed rate FHLB borrowings scheduled to mature within the next 12 months.  The future fixed rate FHLB borrowings will  mature at various times in 2006 and 2007.  The Company’s strategy is to, in effect, refinance and extend the existing $70.0 million in FHLB borrowings at current market interest rates, in anticipation of higher market interest rates at later dates when these borrowings mature.  The future $70.0 million in FHLB borrowings will have a weighted average fixed interest rate of 2.51%, 33 basis points lower than the weighted average fixed interest rate of 2.84% on the existing borrowings.

Pacific Crest Capital, Inc. is a bank holding company that conducts business primarily through its wholly owned subsidiary, Pacific Crest Bank.  Since its establishment in 1974, Pacific Crest Bank (the “Bank”) has operated as a specialized business bank providing exceptional service to small businesses, entrepreneurs, and investors.  Products offered include customized loans on income producing real estate, business loans under the U.S. Small Business Administration (“SBA”) 7(a) and 504 loan programs, lines of credit and term loans to businesses and professionals, and specialized FDIC-insured savings and checking account programs.  The Bank is an SBA “Preferred Lender” in California, Arizona, and Oregon.  Pacific Crest Bank is headquartered in Agoura Hills, California, operates three California full-service branches located in Beverly Hills, Encino, and San Diego, and provides loan production services primarily throughout California and Oregon.

Previously released Company press releases, reports filed with the Securities and Exchange Commission, and other information is on the Company’s Web page on the Internet at http://www.paccrest.com.

Certain matters discussed in this news release constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance, or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks include, but are not limited to, general economic conditions nationally and in California, unanticipated credit losses in the Company’s loan portfolio, rapid changes in interest rates, possible future terrorist acts, possible future changes in government sponsored SBA programs, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the Securities and Exchange Commission.